058 Putnam Investment Grade Municipal Trust attachment
11/30/06 Annual

Shareholder meeting
results (Unaudited)

The annual meeting of shareholders of the fund was held on June
29, 2006.

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Common and preferred shares
      				Votes for 	Votes withheld
Jameson A. Baxter 		15,805,180 	2,412,428
Charles B. Curtis 		15,801,316 	2,416,292
Myra R. Drucker 		15,813,689 	2,403,919
Charles E. Haldeman, Jr. 	15,812,635 	2,404,973
Paul L. Joskow 			15,799,969 	2,417,639
Elizabeth T. Kennan 		15,777,775 	2,439,833
George Putnam, III 		15,794,181 	2,423,427
W. Thomas Stephens 		15,676,015 	2,541,593
Richard B. Worley 		15,816,384 	2,401,224

      				Preferred shares
      				Votes for 	Votes withheld
John A. Hill 			1,400 		0
Robert E. Patterson 		1,400 		0


A proposal to convert the fund into an open-end investment company was defeated as follows:

      				Common shares
Votes for 	Votes against 	Abstentions 	Broker non-votes
3,368,905 	6,001,061 	241,713 	8,604,529

Preferred shares
Votes for 	Votes against 	Abstentions 	Broker non-votes
9 		284 		2 		1,105


All tabulations rounded to the nearest whole number.